Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, chief financial officer (952) 937-7779

Angie Freeman, vice president, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FIRST QUARTER RESULTS

MINNEAPOLIS, April 24, 2012 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended March 31, 2012.

Summarized financial results for the quarter ended March 31 are as follows (dollars in thousands, except per share data):

	Three months ended March 31,
	2012	2011	% change
Total revenues	$2,552,114	$2,365,472	7.9%

Net revenues:
Transportation
Truck	$315,409	$294,500	7.1%
Intermodal	9,711	9,600	1.2%
Ocean	15,761	15,570	1.2%
Air	8,873	9,185	-3.4%
Other logistics services	17,462	14,065	24.2%

Total transportation	367,216	342,920	7.1%
Sourcing	31,943	32,999	-3.2%
Payment services	15,587	14,422	8.1%

Total net revenues	414,746	390,341	6.3%

Operating expenses	245,201	233,626	5.0%

Operating income	169,545	156,715	8.2%
Net income	$106,500	$97,028	9.8%

Diluted EPS	$0.65	$0.59	10.2%

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C.H. Robinson Worldwide, Inc.

April 24, 2012

Our truck net revenues, which consist of truckload and less-than-truckload (“LTL”) services, increased 7.1 percent in the first quarter of 2012. Our truckload volumes increased approximately eight percent in the first quarter of 2012 compared to the first quarter of 2011. Our truckload net revenue margin decreased in the first quarter of 2012 compared to the first quarter of 2011, due to our cost per mile rising faster than our price per mile, and due to the higher cost of fuel. Excluding the estimated impacts of the change in fuel, our truckload pricing to our customers increased approximately one percent in the first quarter of 2012 compared to the first quarter of 2011. Our truckload transportation costs increased approximately two percent, excluding the estimated impacts of the change in fuel. Our LTL net revenues increased approximately 13 percent. The increase was driven by an increase in total shipments of approximately 13 percent and pricing increases.

Our intermodal net revenue increased 1.2 percent in the first quarter of 2012. This was due to volume growth and price increases, largely offset by decreased net revenue margin. Our net revenue margin decline was due to a change in our mix of business.

Our ocean transportation net revenues increased 1.2 percent in the first quarter of 2012, driven by increased volumes, partially offset by decreased pricing.

Our air transportation net revenue decreased 3.4 percent in the first quarter of 2012 due to pricing declines, partially offset by volume increases.

Other logistics services, which include transportation management services, customs, warehousing, and small parcel, increased 24.2 percent in the first quarter of 2012. This was primarily due to increases in our transportation management and customs net revenues.

Sourcing net revenues decreased 3.2 percent to $31.9 million in the first quarter of 2012 from $33.0 million in the first quarter of 2011, primarily due to decreased net revenue margin, partially offset by volume growth.

Our Payment Services revenues increased 8.1 percent in the first quarter of 2012 primarily due to fee increases driven by higher fuel prices and changes to merchant agreements, and by an increase in MasterCard® transactions and other fuel card services.

For the first quarter, operating expenses increased 5.0 percent to $245.2 million in 2012 from $233.6 million in 2011. This was due to an increase of 4.8 percent in personnel expense and an increase of 5.5 percent in other selling, general, and administrative expenses. For the first quarter, operating expenses as a percentage of net revenues declined to 59.1 percent in 2012 from 59.9 percent in 2011.

Our personnel expense increase was driven by an increase in average headcount of approximately nine percent, partially offset by declines in our various incentive plans that are designed to keep expenses variable with changes in net revenues and profitability. Other operating expense growth was driven primarily by an increase in the provision for doubtful accounts and travel expenses.

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C.H. Robinson Worldwide, Inc.

April 24, 2012

Through April 23, 2012, our North American truckload volume growth per business day was approximately 10 percent. Through the same period, our total net revenue growth per business day was approximately one percent.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 37,000 active customers through a network of 235 offices in North America, South America, Europe, Asia, Australia, and the Middle East. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 53,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide First Quarter 2012 Earnings Conference Call

Tuesday, April 24, 2012 5:00 pm. Eastern Time

The call will be limited to 60 minutes, including questions and answers.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com

To participate in the conference call by telephone, please call ten minutes early by dialing: 877-941-9205. Callers should reference the conference ID, which is 4528312

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on April 27: 800-406-7325; passcode: 4528312#

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C.H. Robinson Worldwide, Inc.

April 24, 2012

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended March 31,
	2012	2011
Revenues:
Transportation	$2,176,797	$1,991,022
Sourcing	359,730	360,028
Payment Services	15,587	14,422

Total revenues	2,552,114	2,365,472

Costs and expenses:
Purchased transportation and related services	1,809,581	1,648,102
Purchased products sourced for resale	327,787	327,029
Personnel expenses	183,438	175,109
Other selling, general, and administrative expenses	61,763	58,517

Total costs and expenses	2,382,569	2,208,757

Income from operations	169,545	156,715

Investment and other income	214	225

Income before provision for income taxes	169,759	156,940
Provision for income taxes	63,259	59,912

Net income	$106,500	$97,028

Net income per share (basic)	$0.65	$0.59
Net income per share (diluted)	$0.65	$0.59
Weighted average shares outstanding (basic)	162,693	165,124
Weighted average shares outstanding (diluted)	163,023	165,764

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C.H. Robinson Worldwide, Inc.

April 24, 2012

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$311,365	$373,669
Receivables, net	1,245,379	1,189,637
Other current assets	44,387	48,237

Total current assets	1,601,131	1,611,543

Property and equipment, net	130,761	126,830
Intangible and other assets	402,393	399,668

Total Assets	$2,134,285	$2,138,041

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$747,638	$704,734
Accrued compensation	46,748	117,541
Other accrued expenses	77,481	54,357

Total current liabilities	871,867	876,632

Long term liabilities	14,305	12,935

Total liabilities	886,172	889,567

Total stockholders’ investment	1,248,113	1,248,474

Total liabilities and stockholders’ investment	$2,134,285	$2,138,041

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C.H. Robinson Worldwide, Inc.

April 24, 2012

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Three months ended March 31,
	2012	2011
Operating activities:
Net income	$106,500	$97,028
Stock-based compensation	9,766	12,510
Depreciation and amortization	8,417	7,139
Provision for doubtful accounts	4,846	2,397
Other non-cash expenses, net	4,362	(1,822)
Net changes in operating elements	(56,807)	(64,639)

Net cash provided by operating activities	77,084	52,613
Investing activities:
Purchases of property and equipment	(9,888)	(5,663)
Purchases and development of software	(3,932)	(3,967)
Sales/maturities of available-for-sale securities	—	8,327
Other	4	18

Net cash used for investing activities	(13,816)	(1,285)
Financing activities:
Payment of contingent purchase price	(11,613)	(3,850)
Net repurchases of common stock	(64,991)	(44,286)
Excess tax benefit on stock-based compensation	5,999	7,511
Cash dividends	(54,725)	(48,851)

Net cash used for financing activities	(125,330)	(89,476)
Effect of exchange rates on cash	(242)	(1,124)

Net change in cash and cash equivalents	(62,304)	(39,272)
Cash and cash equivalents, beginning of period	373,669	398,607

Cash and cash equivalents, end of period	$311,365	$359,335

	As of March 31,
	2012	2011
Operational Data:
Employees	8,491	7,783
Branches	235	232

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